                                                                     EXHIBIT 2.1





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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               STEPIC CORPORATION,

                         HORIZON MEDICAL PRODUCTS, INC.

                                       AND

                            ARROW INTERNATIONAL, INC.


                             DATED: AUGUST 23, 2002

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





                                TABLE OF CONTENTS


Article I. DEFINITIONS............................................................................................1
Article II. SALE OF ASSETS........................................................................................7
   2.1    Sale of Assets; Assumption of Liabilities...............................................................7
   2.2    Purchase Price;  Payment...............................................................................10
   2.3    Closing Date Net Assets Value:  Definitive Purchase Price Adjustment...................................11
   2.4    Conveyance and Transfer, Assumption....................................................................14
   2.5    Closing Date...........................................................................................14
   2.6    Allocation of Purchase Price...........................................................................15
Article III. REPRESENTATIONS AND WARRANTIES OF SELLER AND HMP....................................................15
   3.1    Authority..............................................................................................15
   3.2    Title to Assets........................................................................................15
   3.3    Existence, Good Standing and Authority.................................................................15
   3.4    Financial Statements...................................................................................16
   3.5    No Material Changes....................................................................................16
   3.6    Books and Records......................................................................................17
   3.7    Real Property and Leases...............................................................................17
   3.8    Material Contracts.....................................................................................18
   3.9    No Conflict............................................................................................19
   3.10   Litigation.............................................................................................20
   3.11   Tax Returns and Payments...............................................................................20
   3.12   Liabilities............................................................................................21
   3.13   Insurance..............................................................................................21
   3.14   Intellectual Property..................................................................................21
   3.15   Compliance with Laws; Governmental Authorizations......................................................21
   3.16   Employees..............................................................................................21
   3.17   Labor Relations........................................................................................22
   3.18   Employee Benefit Plans.................................................................................22
   3.19   Broker's or Finder's Fees..............................................................................22
   3.20   Environmental and Health and Safety Matters............................................................22
   3.21   Relationships with Related Persons.....................................................................23
   3.22   Inventories............................................................................................23
   3.23   Customers and Suppliers................................................................................24
   3.24   Seller Products........................................................................................24
   3.25   Accuracy...............................................................................................24
Article IV. REPRESENTATIONS OF PURCHASER.........................................................................24
   4.1    Existence and Good Standing of Purchaser...............................................................24
   4.2    Power and Authority....................................................................................24
   4.3    Broker's or Finder's Fees..............................................................................25
   4.4    No Conflict............................................................................................25
   4.5    Litigation.............................................................................................25
Article V. PRE-CLOSING COVENANTS.................................................................................25

   5.1    Full Access............................................................................................25
   5.2    Reasonable Best Efforts................................................................................26
   5.3    Notices, Consents and Approvals........................................................................26
   5.4    Operation of the Business..............................................................................26
   5.5    Notice of Developments.................................................................................28
   5.6    Exclusivity............................................................................................28
   5.7    Cooperation............................................................................................29
   5.8    Prior Knowledge........................................................................................29
   5.9    Publicity..............................................................................................29
   5.10   No Solicitation by Purchaser...........................................................................30
Article VI. POST-CLOSING COVENANTS...............................................................................30
   6.1    Cooperation............................................................................................30
   6.2    Employees..............................................................................................30
   6.3    Non-Competition........................................................................................31
   6.4    Use of Name; Change of Name............................................................................32
   6.5    Confidentiality........................................................................................32
   6.6    Retained Liabilities; Assumed Liabilities..............................................................32
   6.7    Tax Matters............................................................................................33
   6.8    Books and Records......................................................................................33
   6.9    Collection of Accounts.................................................................................33
   6.10   Supplemental Disclosure................................................................................33
   6.11   Submission of Purchase Orders..........................................................................33
   6.12   Consent to Assignment of Customer Contract.............................................................33
Article VII. CONDITIONS TO PURCHASER'S OBLIGATIONS...............................................................34
   7.1    Truth of Representations and Warranties................................................................34
   7.2    Covenants and Agreements of Seller.....................................................................34
   7.3    Good Standing and Tax Certificates.....................................................................34
   7.4    Secretary's Certificate................................................................................34
   7.5    No Material Adverse Change.............................................................................34
   7.6    No Litigation Threatened...............................................................................34
   7.7    Approvals, Filings.....................................................................................34
   7.8    Opinion of Counsel.....................................................................................35
   7.9    Lien Releases..........................................................................................35
   7.10   Sale and Assignment Documents, Etc.....................................................................35
   7.11   Lock Box Agreement with LaSalle........................................................................35
Article VIII. CONDITIONS TO SELLER'S OBLIGATIONS.................................................................35
   8.1    Truth of Representations and Warranties................................................................35
   8.2    Covenants and Agreements of Purchaser..................................................................36
   8.3    Good Standing Certificates.............................................................................36
   8.4    Secretary's Certificate................................................................................36
   8.5    No Litigation Threatened...............................................................................36
   8.6    Opinion of Counsel.....................................................................................36
   8.7    Deliveries.............................................................................................36
Article IX. INDEMNIFICATION, REMEDIES............................................................................36
   9.1    Survival; Right to Indemnification Not Affected by Investigation.......................................36

   9.2    Indemnification by Seller..............................................................................37
   9.3    Indemnification by Purchaser...........................................................................37
   9.4    Defense of Third Party Actions.........................................................................38
   9.5    Limitations on Seller's Indemnification................................................................39
   9.6    Procedure for Indemnification--Other Claims............................................................39
   9.7    Claims Period..........................................................................................39
   9.8    Exclusivity............................................................................................40
   9.9    Set-off................................................................................................40
Article X. MISCELLANEOUS.........................................................................................40
   10.1   Termination............................................................................................40
   10.2   Procedure and Effect of Termination....................................................................41
   10.3   Arbitration............................................................................................42
   10.4   Expenses...............................................................................................42
   10.5   Governing Law..........................................................................................42
   10.6   Enforcement; Remedies..................................................................................42
   10.7   Investigation by Purchaser.............................................................................42
   10.8   Captions; References...................................................................................43
   10.9   Variation in Pronouns..................................................................................43
   10.10     Notices.............................................................................................43
   10.11     Parties in Interest.................................................................................44
   10.12     Counterparts........................................................................................44
   10.13     Entire Agreement....................................................................................44
   10.14     Amendments..........................................................................................45
   10.15     Severability........................................................................................45
   10.16     Third Party Beneficiaries...........................................................................45
   10.17     Joint Preparation...................................................................................45
   10.18     Waiver..............................................................................................45

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of August 23, 2002, by and among STEPIC CORPORATION, a New York corporation ("Seller"), HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("HMP"), and ARROW INTERNATIONAL, INC., a Pennsylvania corporation ("Purchaser").

                                  WITNESSETH:

         WHEREAS, HMP is the owner of all of the outstanding shares of capital stock of Seller;

         WHEREAS, Seller is engaged in the business of the sale and distribution of specialty medical products and devices, representing multiple critical care and intera-operative manufacturers, primarily on an exclusive basis within certain designated territories (the "Business");

         WHEREAS, Seller and HMP have agreed that Seller shall sell, and Purchaser has agreed that Purchaser shall purchase, certain of the assets of Seller under the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements of the parties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                             ARTICLE I. DEFINITIONS

         "Acquisition Documents" means this Agreement, all Exhibits and Schedules hereto, and all agreements contemplated herein.

         "Affiliate" is used in this Agreement to indicate a relationship with one or more persons and when used shall mean any corporation, limited liability company or other organization of which such person is an executive officer, manager, director, member or partner or is directly or indirectly the beneficial owner of five percent (5%) or more of any class of equity securities or financial interest therein; or person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         "Agreement" has the meaning set forth in the preamble of this Agreement.

         "Assumed Contracts" has the meaning set forth in Section 2.1(a)(vi).

         "Assumed Employees" has the meaning set forth in Section 6.2(c).

         "Assumed Liabilities" has the meaning set forth in Section 2.1(c)(i).

         "Balance Sheets" has the meaning set forth in Section 3.4.

         "Base Price" has the meaning set forth in Section 2.2(a)(i).

         "Business" has the meaning set forth in the recitals.

         "Challenge Notice" has the meaning set forth in Section 2.3(c).

         "Claim" has the meaning set forth in Section 2.1(c)(ii).

         "Claim Notice" has the meaning set forth in Section 9.6.

         "Claims Period" means the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Person.

         "Closing" has the meaning set forth in Section 2.5.

         "Closing Date" has the meaning set forth in Section 2.5.

         "Closing Date Net Assets Value" has the meaning set forth in Section 2.2(a)(ii).

         "Closing Date Payment" has the meaning set forth in Section 2.2(c).

         "Code" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "Competing Business" has the meaning set forth in Section 3.21.

         "Confidentiality Agreement" means the confidentiality agreement between HMP and Purchaser, dated as of June 26, 2002.

         "Consenting Supplier" has the meaning set forth in Section 2.3(f).

         "Contract" means any written agreement, contract, instrument, obligation, promise, commitment or undertaking that is legally binding.

         "Designated Suppliers" means those Suppliers set forth on Exhibit F and "Designated Supplier" means any one of such Suppliers.

         "Employee Benefit Plans" has the meaning set forth in Section 3.18(a).

         "Encumbrance" means any material charge, claim, community property interest, condition, covenant, equitable interest (including any equitable servitude), lien, option, pledge, security interest, right of first refusal, defect in title, or restriction of any kind, including any material restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environmental and Safety Requirements" means all federal, state, provincial and municipal statutes, regulations, common law and similar provisions having force or effect of law, all orders, permits, licenses and approvals with respect to environmental, public health and safety, occupational health and safety, product liability and transportation including all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "Equipment" has the meaning set forth in Section 2.1(a)(iii).

         "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Escrow Agent" has the meaning set forth in Section 2.2(c)(i).

         "Escrow Agreement" has the meaning set forth in Section 2.2(c)(i).

         "Escrow Amount" has the meaning set forth in Section 2.2(c)(i).

         "Estimated Closing Date Net Assets Value" has the meaning set forth in
Section 2.2(b).

         "Excluded Assets" has the meaning set forth in Section 2.1(b).

         "Final Inventory Schedule" has the meaning set forth in Section 2.3(b).

         "Financial Statements" has the meaning set forth in Section 3.4.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with past practices.

         "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" means any federal, state, provincial, local, municipal, foreign, or other government or jurisdiction (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "HMP" has the meaning set forth in the preamble of this Agreement.

         "Indemnification Basket" has the meaning set forth in Section 9.5(a).

         "Indemnification Cap" has the meaning set forth in Section 9.5(b).

         "Indemnified Person" means the Person entitled to be indemnified under
Article IX of this Agreement.

         "Indemnifying Person" means any Person obligated to indemnify another person under Article IX of this Agreement.

         "Insurance Policies" has the meaning set forth in Section 3.13.

         "Intellectual Property Rights" has the meaning set forth in Section
3.14.

         "Inventory" has the meaning set forth in Section 2.1(a)(ii).

         "Inventory Bring-Down" has the meaning set forth in Section 2.3(b).

         "IRS" means the Internal Revenue Service.

         "Just In Time Accruals" means Seller's accrued liability for rebates owed to just in time providers, computed in accordance with the practices and methodologies historically applied by Seller.

         "Knowledge" means (i) with respect to Purchaser, any one of the following individuals has actual personal knowledge of the matter of fact in question: Marlin Miller, Jr., Carl Anderson, or Frederick J. Hirt, (ii) with respect to Seller, any one of the following individuals has actual personal knowledge of the matter of fact in question: Marshall B. Hunt, William E. Peterson, Jr., Julie Lancaster, David Stuckert or Rick Madarasz, and (iii) with respect to HMP, any one of the following individuals has actual personal knowledge of the matter of fact in question: Marshall B. Hunt, William E. Peterson, Jr., Julie Lancaster, David Stuckert or Rick Madarasz.

         "Large Customers" has the meaning set forth in Section 3.23.

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Material Adverse Effect" means any event, condition or change which materially and adversely affects or may materially and adversely affect the business, financial condition, assets or results of operations of Seller; provided, however, that a Material Adverse Effect shall not include any event, change in or effect upon Seller, the Business or the Purchased Assets, directly or indirectly, arising out of, attributable to or as a consequence of: (a) conditions, events or circumstances generally affecting the medical device distribution industry or the overall economy; or (b) the public announcement of either the execution of this Agreement or the transactions contemplated hereby.

         "Net Assets Arbitrator" has the meaning set forth in Section 2.3(c).

         "Non-Consenting Supplier" has the meaning set forth in Section 2.3(f)(iii).

         "Note" has the meaning set forth in Section 2.2(c)(ii).

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

         "Pall Inventory" means Seller's inventory of Pall Corporation products.

         "Pall Payable" means the payable owed to Pall Corporation by Seller.

         "Pall Rebate" means the rebate owed to Seller by Pall Corporation.

         "Pall Receivable" means the receivable owed to Seller by Pall Corporation.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Pre-Closing Physical Inventory" has the meaning set forth in Section 2.3(b).

         "Preliminary Inventory Schedule" has the meaning set forth in Section 2.3(b).

         "Purchased Accounts" has the meaning set forth in Section 2.1(a)(i).

         "Purchased Assets" has the meaning set forth in Section 2.1(a).

         "Purchase Price" has the meaning set forth in Section 2.2(a).

         "Purchaser" has the meaning set forth in the preamble of this Agreement.

         "Purchaser Losses" means all losses, damages, liabilities, payments and obligations of the Purchaser's Indemnified Persons as to which the Purchaser's Indemnified Persons are entitled to indemnification under Section 9.2, and all expenses related thereto, including any reasonable legal fees and costs incurred by any of the Purchaser's Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Purchaser's Indemnified Persons and whether or not the Purchaser's Indemnified Persons are made or become parties to any such action; provided that Purchaser Losses shall include punitive and consequential damages only with respect to Third Party Actions.

         "Purchaser's Indemnified Persons" means Purchaser, its Affiliates and their respective directors, officers, employees, stockholders and agents.

         "Real Estate" has the meaning set forth in Section 2.1(a)(vii).

         "Real Estate Lease" has the meaning set forth in Section 2.1(a)(vii).

         "Retained Accounts" has the meaning set forth in Section 2.1(b)(i).

         "Retained Employees" has the meaning set forth in Section 6.2(b).

         "Retained Liabilities" has the meaning set forth in Section 2.1(c)(ii).

         "Schedule" means any schedule delivered by Seller, HMP or Purchaser pursuant to, and referred to in, Article III or IV of this Agreement, together with any supplements thereto.

         "Seller" has the meaning set forth in the preamble of this Agreement.

         "Seller Lock Box Account" means Seller's lock box account with LaSalle Bank National Association.

         "Seller Losses" means all losses, damages, liabilities, payments and obligations of the Seller's Indemnified Persons as to which the Seller's Indemnified Persons are entitled to indemnification under Section 9.3, and all expenses related thereto, including any reasonable legal fees and costs incurred by any of the Seller's Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Seller's Indemnified Persons and whether or not the Seller's Indemnified Persons are made or become parties to any such action; provided that Seller Losses shall include punitive and consequential damages only with respect to Third Party Actions.

         "Seller's Indemnified Persons" means Seller and HMP, their Affiliates and their and their Affiliates' respective directors, officers, employees, shareholders and agents.

         "Severance and Change in Control Payments" means the aggregate amount of cash payments required to satisfy in full Seller's obligations under any severance, employment, consulting, change in control or similar agreement in force as of the date hereof upon the consummation of the transactions contemplated hereby.

         "Stepic Name" means the name "Stepic Corporation" and any variation thereof.

         "Supplier" means any vendor, manufacturer, supplier or other Person from whom Seller has purchased inventory, goods, or material for sale to Seller's customers in the ordinary course of the Business.

         "Supplier Rebates" has the meaning set forth in Section 2.1(a)(iv).

         "Suppliers Arbitrator" has the meaning set forth in Section 2.3(g).

         "Tax" or "Taxes" means any federal, state, provincial, local or foreign income tax including any tax on gross income, net income, franchise, gross receipts, royalty, capital gains, value added, sales, goods and services, commodity, harmonized, use, health, education, social service, excise, property, ad valorem, transfer, license, use, profits, windfall profits, environmental, withholding on amounts paid to or by Seller, payroll, employment, disability, employee's income withholding, workers' compensation, employment insurance, unemployment insurance, social insurance, health insurance, social security, excise, severance, stamp, occupation, premium, gift or estate, levy, assessment, tariff, duty, deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

         "Tax Return" means any return (including any information return), declaration report, statement, schedule, notice, form, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Territory" has the meaning set forth in Section 6.3(a).

         "Test Period" has the meaning set forth in Section 2.3(f).

         "Third Party Action" means any written assertion of a claim, or the commencement of any action, suit or proceeding, by a third party as to which any Person believes it may be an Indemnified Person hereunder.

         "Trade Payables" has the meaning set forth in Section 2.1(c)(i).


                           ARTICLE II. SALE OF ASSETS

         2.1      Sale of Assets; Assumption of Liabilities.

                  (a) Purchase and Sale of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Business of Seller as a going concern, including all of Seller's assets of every kind and description, other than the Excluded Assets (the "Purchased Assets"), and subject only to the liabilities and obligations of Seller which are defined in subsection (c) as the "Assumed Liabilities". The Purchased Assets shall include the following assets and properties of Seller:

                           (i) all trade and other accounts receivable and other indebtedness owing to Seller on the Closing Date which, as of that date have been outstanding for less than ninety-one (91) days from their respective due dates, and including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith, as well as all of Seller's right, title and interest in and to the post office box designation for the Seller Lock Box Account (the "Purchased Accounts");

                           (ii) all saleable, non-obsolete inventories of Seller other than inventories purchased or acquired from HMP (the "Inventory");

                           (iii) the machinery, equipment, materials and supplies, fixtures and furniture of Seller listed on Exhibit A attached hereto (the "Equipment");

                           (iv) all rebates receivable from Suppliers with respect to sales of Inventory prior to the Closing Date other than rebates due from HMP (the "Supplier Rebates");

                           (v) all prepaid expenses, deposits and rights to refunds and rebates from customers;

                           (vi) all rights, interests and benefits of Seller under those Contracts, including leases of personal property, which are listed on Exhibit B attached hereto, the assumption of which are subject to the provisions of Section 2.1(c)(i)(A) (the "Assumed Contracts");

                           (vii) all rights, interests and benefits of Seller under its Lease Agreement with Irace Reichmann Associates dated September 1, 2000 (the "Real Estate Lease"), pursuant to which Seller leases and occupies the real estate and commercial building and improvements located at 485-31 South Broadway, Hicksville, New York (the "Real Estate");

                           (viii) all of Seller's books, records and other data relating to the Business;

                           (ix) all of Seller's goodwill, Supplier and customer lists, sales and marketing information, and all know-how, technology, drawings and software;

                           (x) all of Seller's interest in patents, patent applications, proprietary designs, copyrights, trade names, service marks, trademarks and trademark applications (including the exclusive right to use the Stepic Name), in each case together with the goodwill appurtenant thereto, all federal, state, local and foreign registrations thereof, if applicable, all common law rights thereto, and all claims or causes of action for infringement thereof;

                           (xi) all permits, licenses, and approvals of all federal, state, local or foreign governmental or regulatory authorities or industrial bodies which are held by Seller, to the extent the same are transferable;

                           (xii) all rights of Seller to causes of action, lawsuits, judgments, claims and demands of any nature relating to the Business; and

                           (xiii) except for the Excluded Assets, all other items of property, real or personal, tangible or intangible, including all corporate names, computer programs, tapes and discs owned, used by or accruing to the benefit of Seller.

                  (b) Excluded Assets. Notwithstanding any provision contained herein to the contrary, the Purchased Assets shall not include, and Seller will retain ownership of, the following assets (collectively, the "Excluded Assets"):

                           (i) all trade and other accounts receivable and other indebtedness owing to Seller on the Closing Date other than the Purchased Accounts, the Supplier Rebates, and the items specified in
         Section 2.1(a)(v), including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith (the "Retained Accounts");

                           (ii) all inventories of Seller other than the Inventory;

                           (iii)    all cash, cash equivalents, and securities;

                           (iv) Seller's minute and stock record books, journals, ledgers and books of original entry; provided, however, that Seller shall provide Purchaser, prior to and following the Closing, with reasonable access to each of the foregoing;

                           (v) those assets of Seller expressly set forth on Exhibit C attached hereto;

                           (vi)     Seller's rights under this Agreement;

                           (vii)    those assets of Seller unrelated to the
         Business;

                           (viii) all of the Seller's interests and rights in the Seller Lock Box Account other than those specified in Section 2.1(a)(i) as included in the Purchased Accounts; and

                           (ix) the Pall Receivable, the Pall Inventory and the Pall Rebate.

                  (c)      Assumed Liabilities.

                           (i) Purchaser does not and shall not assume or agree to assume the liabilities and obligations of Seller of any nature, direct, contingent or otherwise, except (A) all liabilities and obligations with respect to the performance under each of the Assumed Contracts at the Closing from and after the Closing Date, provided the other contracting party or parties consent to the assignment of such contract to Purchaser or, if the other contracting party or parties do not consent to the assignment, Purchaser shall assume the liabilities and obligations thereunder only for so long as it receives the benefits thereunder, (B) the trade accounts payable and accrued expenses of Seller relating to the Business incurred in the ordinary course of business and outstanding as of the Closing Date other than those payable to Pall and HMP (the "Trade Payables"), (C) all liabilities and obligations of Seller under the Real Estate Lease, (D) all accrued commissions due employees of Seller other than the Retained Employees as of the Closing Date for sales by Seller in the ordinary course of business under commission agreements or arrangements customarily maintained by Seller and in effect as of June 30, 2002 and
         (E) the Just In Time Accruals incurred in the ordinary course of business and outstanding as of the Closing Date (all of such assumed liabilities being herein referred to as the "Assumed Liabilities").

                           (ii)     Except for the Assumed Liabilities,
         Purchaser shall not assume or be bound by any obligations or liabilities of Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whatsoever, all of which shall be retained by Seller (the "Retained Liabilities"). Seller shall be responsible for and pay any and all losses, damages, obligations, liens, assessments, judgments, fines, disposal and other costs and expenses, liabilities and claims, including interest and penalties, as the same are incurred, of every kind or nature whatsoever (all the foregoing being a "Claim" or the "Claims"), made by or owed to any person to the extent any of the foregoing relates to the Retained Liabilities, including Claims relating to (A) Seller's operations and assets unrelated to the Business, (B) the Excluded Assets, (C) any employees or Employee Benefit Plans of Seller, including any Severance and Change in Control Payments, except for liabilities and obligations arising out of the employment of such persons by Purchaser after the Closing Date, (D) any Taxes of Seller, (E) any indebtedness for borrowed money of Seller, (F) the operations or assets of the Business arising in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing prior to or on the Closing Date, or (including, in each case, any Claim relating to or associated with product liability matters, Tax matters, pension and benefit matters, any failure to comply with applicable laws and/or permitting or licensing requirements, personal injury and property damage matters and environmental and worker health and safety matters),
         (G) products liability claims relating to Inventory purchased by Seller and sold prior to the Closing, other than Inventory previously purchased or acquired by Seller from Purchaser, and (H) the Pall Payable.

                           (iii) The assumption of the Assumed Liabilities by Purchaser hereunder shall be treated as independent of Purchaser's existing business and shall not enlarge any rights of third parties under contracts or arrangements with Purchaser or Seller or any of their respective Affiliates. Nothing herein shall prevent Purchaser from contesting in good faith any of the Assumed Liabilities; provided, however, no such contest by Purchaser shall relieve Purchaser of its indemnification obligations under Section 9.3 hereof. Nothing herein shall prevent Seller from contesting in good faith any of the Retained Liabilities; provided, however, no such contest by Seller shall relieve Seller of its indemnification obligations under Section 9.2 hereof.

         2.2      Purchase Price;  Payment.

                  (a) As consideration for the purchase of the Purchased Assets, Purchaser shall pay to Seller the aggregate sum (the "Purchase Price") of:

                           (i) Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Base Price"), adjusted, if applicable, as provided in Section 2.3(h); plus

                           (ii) The net book value of the Purchased Assets minus the Assumed Liabilities on the Closing Date, determined in accordance with GAAP on a basis consistent with the principles, practices and methodologies used by Seller in the preparation of the Balance Sheets, except that all reserves for inventory and accounts receivable shall be eliminated for purposes of this determination (the "Closing Date Net Assets Value").

                  (b) As soon as reasonably practicable, but in no event later than five (5) business days prior to the Closing Date, Seller shall in good faith cause to be prepared and delivered to Purchaser its calculation of the estimated net book value of the Purchased Assets minus the Assumed Liabilities as of the Closing Date, calculated in accordance with Section 2.2(a)(ii) above. Purchaser and Seller shall, after reviewing such calculation prepared by Seller, in good faith discuss and agree upon their best estimate of such net book value (the "Estimated Closing Date Net Assets Value").

                  (c) At the Closing, Purchaser shall make payment of an amount (the "Closing Date Payment") equal to the sum of the Base Price plus the Estimated Closing Date Net Assets Value as follows:

                           (i) The sum of One Million One Hundred Thousand Dollars ($1,100,000) (the "Escrow Amount") shall be paid to SunTrust Bank in Atlanta, Georgia, as Escrow Agent (the "Escrow Agent"), to be held and maintained by the Escrow Agent pursuant to the terms of an Escrow Agreement in a form reasonably acceptable to the parties (the "Escrow Agreement") by and among Purchaser, Seller, HMP and the Escrow Agent and distributed in accordance with Section 2.3(h);

                           (ii)     Purchaser shall issue to Seller its
         Promissory Note in the form of Exhibit D (the "Note"), in the principal amount of Five Hundred Thousand Dollars ($500,000), bearing interest at a fixed annual rate of five percent (5%) and payable as follows: (A) the sum of Two Hundred Fifty Thousand ($250,000.00) Dollars, plus accrued interest thereon, shall be due and payable on the date occurring ten (10) days after the determination of the Closing Date Net Assets Value, as referenced in Section 2.3(d), subject to offset as specified in Section 2.3(e), and (B) the balance shall be due and payable on the date occurring six (6) months after the Closing Date; and

                           (iii) The balance of the Closing Date Payment (i.e., the Closing Date Payment minus One Million Six Hundred Thousand Dollars {$1,600,000}) shall be paid to Seller via wire transfer of immediately available funds.

         2.3      Closing Date Net Assets Value: Definitive Purchase Price
Adjustment.

                  (a) As soon as practicable following the Closing, but in no event later than fifteen (15) days following the final classification of the Suppliers pursuant to Section 2.3(g) (whether by agreement between Seller and Purchaser or a decision of the Suppliers Arbitrator), Seller shall in good faith prepare or cause to be prepared and delivered to Purchaser a definitive calculation of the Closing Date Net Assets Value. For the purpose of such calculation, the book value of the Inventory shall be determined in accordance with the provisions of Section 2.3(b) below.

                  (b) On or before the Closing, the parties and their respective representatives will jointly conduct a physical inventory of all of Seller's inventory (the "Pre-Closing Physical Inventory") and the parties will jointly agree upon a schedule (the "Preliminary Inventory Schedule") setting forth, as of the date of the Pre-Closing Physical Inventory, the nature and quantity of such inventory. As soon as practicable following the Closing Date, the parties and their respective representatives will jointly prepare an accounting of all purchases and sales of such inventory by Seller from the time of the Pre-Closing Physical Inventory until the Closing Date (the "Inventory Bring-Down"). Based upon the Pre-Closing Physical Inventory and the Inventory Bring-Down, the parties will agree upon a schedule (the "Final Inventory Schedule") setting forth, as of the Closing Date, the nature and quantity of such inventory. The amounts set forth in the Final Inventory Schedule shall be used in the calculation of the Closing Date Net Assets Value.

                  (c) Within twenty (20) business days after Seller's delivery of its calculation of the Closing Date Net Assets Value, Purchaser may deliver a written notice (a "Challenge Notice") to Seller of any objections, and the basis therefor, which Purchaser may have to Seller's calculation of the Closing Date Net Assets Value. The failure of Purchaser to deliver a Challenge Notice raising an objection to the Closing Date Net Assets Value within the prescribed time period will constitute acceptance of the Closing Date Net Assets Value, as delivered by Seller. During the ten (10) business days following Seller's receipt of a Challenge Notice, if any, Purchaser and Seller shall attempt in good faith to resolve any disagreement with respect to the Closing Date Net Assets Value and the accuracy thereof. If, at the end of such period, Purchaser and Seller shall have failed to resolve the disagreement specified in the Challenge Notice, the items in dispute shall be referred to an independent nationally recognized accounting firm as may be mutually agreed to by the parties or their respective independent accountants (the "Net Assets Arbitrator") for final determination as soon as practicable, but in all events within thirty (30) days after submission to the Net Assets Arbitrator. This provision for resolution shall be specifically enforceable by the parties, and the determination of the Net Assets Arbitrator in accordance with the provisions hereof shall be final and binding upon Purchaser, Seller and HMP, with no right of appeal therefrom. The fees and expenses of the Net Assets Arbitrator shall be borne equally by Purchaser and Seller.

                  (d) Within ten (10) days after the determination of the Closing Date Net Assets Value (whether by agreement between Seller and Purchaser or a decision of the Net Assets Arbitrator pursuant to Section 2.3(c) above), payments shall be made to the appropriate party in order to give effect to the final determination of the Purchase Price in accordance with the following provisions:

                           (i) If the Closing Date Net Assets Value is greater than the Estimated Closing Date Net Assets Value, Purchaser shall pay the amount of the difference to Seller; and

                           (ii) If the Closing Date Net Assets Value is less than the Estimated Closing Date Net Assets Value, Seller shall pay such amount to Purchaser.

In the event that amounts due under this Section 2.3(d) are not paid when due, simple interest shall accrue on such obligation and shall be payable therewith from the due date to the date of payment at an annual rate equal to the lesser of five percent (5%) or the maximum rate allowable by applicable law.

                  (e) If an amount becomes due from Seller to Purchaser under the provisions of Section 2.3(d)(ii) above and has not been paid as of the expiration of the ten (10) day period referred to in Section 2.3(d) above, Purchaser shall be entitled to set off such amount, dollar for dollar, against the first payment due Seller under the Note and the amount set off shall be deemed to have been paid in full and any accrued interest thereon from the Closing Date shall be discharged and deemed to have been paid in full as well.

                  (f) Within the thirty (30) day period following the Closing Date (the "Test Period"), the parties shall determine which of the Suppliers shall have consented to the continuation of their distributorship relationship with Purchaser with respect to the Business (each a "Consenting Supplier") in the following manner:

                           (i) Suppliers shall be classified as Consenting Suppliers if (A) during the Test Period they have sold products to Purchaser, or have accepted purchase orders for the sale of products to Purchaser, for sale and distribution to customers of the Business and
         (B) they have not indicated (either orally or in writing) to representatives of Purchaser during the Test Period that they will discontinue or terminate their relationship as supplier to Purchaser in the conduct of the Business on or before the date which is four (4) months after the Closing Date; and

                           (ii) Each Supplier which is not classified as a Consenting Supplier shall be classified and referred to herein as a Non-Consenting Supplier.

                  (g) Within ten (10) days after the expiration of the Test Period, Purchaser shall deliver to Seller and the Escrow Agent a list classifying each of the Suppliers as Consenting Suppliers or Non-Consenting Suppliers. Within twenty (20) days thereafter, Seller may deliver a written Challenge Notice to Purchaser of any objections to such classifications and the basis therefore. The failure of Seller to deliver a Challenge Notice raising an objection to Purchaser's classification of the Suppliers within the prescribed time period will constitute acceptance of such classification as delivered by Purchaser. During the ten (10) business days following Purchaser's receipt of a Challenge Notice, if any, Purchaser and Seller shall attempt in good faith to resolve any disagreement with respect to the classification of the Suppliers. If, at the end of such period, Purchaser and Seller shall have failed to resolve the disagreement specified in the Challenge Notice, the items in dispute shall be determined by a single arbitrator (the "Suppliers Arbitrator") in an arbitration conducted in Philadelphia, Pennsylvania. The Suppliers Arbitrator shall be selected under the commercial arbitration rules of the American Arbitration Association and the arbitration shall be conducted under such rules. The Suppliers Arbitrator shall make a final determination as soon as practicable, but in all events within thirty (30) days after submission to the Suppliers Arbitrator. This provision for resolution shall be specifically enforceable by the parties, and the determination of the Suppliers Arbitrator in accordance with the provisions hereof shall be final and binding upon Purchaser, Seller and HMP, with no right of appeal therefrom. The fees and expenses of the Suppliers Arbitration shall be borne equally by Purchaser and Seller.

                  (h) Within ten (10) days after the final classification of the Suppliers (whether by agreement between Seller and Purchaser or a decision of the Suppliers Arbitrator pursuant to Section 2.3(g) above), the Base Price shall be adjusted, if applicable, by subtracting therefrom the sum of those amounts designated on Exhibit E for each Designated Supplier which is classified as a Non-Consenting Supplier and the Escrow Agent shall distribute and pay the Escrow Amount as follows:

                           (i) There shall be paid to Seller the sum of those amounts designated on Exhibit E for each Designated Supplier which is classified as a Consenting Supplier; and

                           (ii) There shall be paid to Purchaser the sum of those amounts designated on Exhibit E for each Designated Supplier which is classified as a Non-Consenting Supplier.

         2.4      Conveyance and Transfer, Assumption.

         At the Closing, and subject to the terms and conditions hereof, Seller shall execute and deliver to Purchaser and Purchaser shall execute and deliver to Seller bills of sale, assignments and such other good and sufficient instruments of transfer, assignment and conveyance and assumption, in form satisfactory to Purchaser and Seller and their counsel, as shall be effective to convey to Purchaser good and merchantable title in and to the Purchased Assets and to cause Purchaser to assume the Assumed Liabilities. Simultaneously with such delivery, Seller will take all steps necessary to put Purchaser in actual possession of the Purchased Assets. In addition, at the Closing, the parties will enter into a Transition Services Agreement, pursuant to which each will provide to the other such services as are necessary for the operation of the Business or required for the transfer of the Business from Seller to Purchaser and which could not be segregated and undertaken by the other party as of the Closing Date. Following the Closing, Seller will execute and deliver to Purchaser such other and further instruments of conveyance, assignment and transfer and take such other action, none of which shall be inconsistent with the terms hereof, as Purchaser may reasonably require to more effectively convey, transfer, and assign to Purchaser and to put Purchaser in possession of, the Purchased

Assets, and Purchaser shall execute and deliver to Seller such other and further instruments of assumption and take such other action, none of which shall be inconsistent with the terms hereof, as Seller may reasonable require to confirm Purchaser's assumption of the Assumed Liabilities.

         2.5 Closing Date. The Closing under this Agreement (the "Closing") shall be held on September 3, 2002, or such other date as Purchaser and Seller may agree upon in writing, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, beginning at 10:00 a.m. The date on which the Closing is to be held is referred to herein as the "Closing Date." The Closing may be completed in escrow under terms and with assurances acceptable to all parties, including, if agreed, upon verification of execution of documents by facsimile transmission. Payment of the Closing Date Payment shall be made by wire transfer. At the Closing, Purchaser and Seller shall furnish the Note and all other documents, instruments, certificates, bills of sale and opinions required under the provisions of this Agreement in form reasonably acceptable to the parties and such other documents necessary or desirable to consummate the transactions contemplated herein as the parties may reasonably request.

         2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Exhibit F attached hereto.


         ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER AND HMP

         Seller and HMP, jointly and severally, hereby represent and warrant to Purchaser as follows:

         3.1 Authority. Seller and HMP have all requisite corporate power and authority to enter into the Acquisition Documents to which Seller and HMP are a party, respectively, and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Acquisition Documents to which Seller is a party have been duly and validly authorized and approved by all necessary corporate action by Seller and HMP, as necessary. The execution, delivery and performance of the Acquisition Documents to which HMP is a party have been duly and validly authorized and approved by all necessary corporate action by HMP. Each of the Acquisition Documents to which Seller or HMP are a party constitutes the legal and binding obligation of Seller or HMP, as the case may be, enforceable against it in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to general principles of equity.

         3.2 Title to Assets. Seller has good and merchantable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances, other than as disclosed in Schedule 3.2, and the sale and delivery of the Purchased Assets to Purchaser pursuant hereto shall vest in Purchaser good and merchantable title thereto, free and clear of any and all Encumbrances, other than as may be created by Purchaser or as disclosed on
Schedule 3.2 and marked with an asterisk thereon. Except as set forth on
Schedule 3.2, there is no material asset used or required by Seller in the conduct of the Business (other than the Excluded Assets) which is not included in the Purchased Assets or licensed or leased to it pursuant to one of the Contracts assigned to Purchaser hereunder.

         3.3 Existence, Good Standing and Authority. Each of Seller and HMP is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Seller and HMP has the power to own its properties and to carry on its business as now being conducted. Seller is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Schedule 3.3 sets forth each operating location of Seller and each jurisdiction in which the Seller is qualified to do business.

         3.4 Financial Statements. Seller has heretofore furnished Purchaser with (i) the statement of revenues and expenses and trial balance for Seller for the years ended December 31, 1999, 2000 and 2001 and the period ending May 31, 2002, and (ii) the balance sheets of Seller dated as of December 31, 1999, December 31, 2000, December 31, 2001, and May 31, 2002 (collectively, the "Balance Sheets"), all prepared internally by HMP (collectively, the "Financial Statements"). Except for the absence of footnotes to the Financial Statements and normal year-end adjustments to any interim Financial Statements, the Financial Statements have been prepared from the books and records of Seller in accordance with GAAP (except for the amortization of goodwill to the extent FASB 142 is applicable to the Financial Statements) and fairly present in all material respects the financial position of Seller at the respective dates thereof. The Balance Sheets reflect all material claims against, and all material debts and liabilities of, Seller, as at their respective dates required to be reflected under GAAP.

         3.5      No Material Changes.

                  (a) Except as set forth on Schedule 3.5, since May 31, 2002, there has not been:

                           (i) any material adverse change in the business, operations, properties, assets or condition (financial or other) of Seller or any event which has had or could reasonably be expected to have a Material Adverse Effect;

                           (ii) any damage, destruction or similar loss, whether or not covered by insurance, materially adversely affecting the Business or the Purchased Assets;

                           (iii) any material change in business policies or practices or accounting methods, conventions, principles or assumptions of Seller except as relates to the transactions contemplated herein; or

                           (iv) any material adverse change in the nature of the business relationships of Seller with any of its respective customers or Suppliers.

                  (b) Since May 31, 2002, except as otherwise permitted or contemplated in this Agreement or as set forth on Schedule 3.5, Seller has not:

                           (i) entered into any material transaction other than in the ordinary course of business and consistent with past practices or conducted its business other than in its usual manner;

                           (ii)     incurred any material obligation or
         liability (including any guaranty, indemnity, agreement for or with respect to any obligation or liability of another person) or paid, satisfied or discharged any material obligation or liability prior to the due date or maturity thereof, except current obligations and liabilities in the ordinary course of business and consistent with past practice, other than non-recurring liabilities and those obligations and liabilities which will be paid at Closing;

                           (iii) sold, assigned, pledged, mortgaged, leased or transferred any of the Purchased Assets or any interest therein, or created, incurred, assumed, granted or suffered to exist any lien (which remains in existence on the Closing Date) on any of the Purchased Assets or any interest therein, except, in each case, in the ordinary course of business and consistent with past practice;

                           (iv) waived any right of value or canceled, forgiven or discharged any debt owed to it or claim in its favor except in the ordinary course of business and consistent with past practice;

                           (v) increased the compensation or fringe benefits payable to any of its employees in a manner which is inconsistent with past practice; or

                           (vi) entered into any agreement to do any of the foregoing.

         3.6 Books and Records. The books of account, minute books, stock record books, and other records of Seller, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

         3.7      Real Property and Leases.

                  (a) To the Knowledge of Seller, the improvements located on the Real Estate and the use and occupancy of the Real Estate are not the subject of any official complaint or notice of violation of any applicable zoning ordinance, subdivision and land development ordinance, use ordinance, building code, certificate of occupancy or similar rule, regulation or permit, and no such violation is known to exist. To the Knowledge of Seller, there is no zoning ordinance, subdivision and land development ordinance or building code violation, use or occupancy restriction or condemnation proceeding existing, pending, threatened or contemplated which would preclude or impair the use of the Real Estate or the improvements thereon by Purchaser for the purposes for which they are now used.

                  (b) To the Knowledge of Seller, the use of the Real Estate in the Business is currently permitted as a conforming use or prior nonconforming use under all zoning ordinances and regulations applicable to the Real Estate and the Real Estate conforms in all material respects with all applicable laws, ordinances and regulations.

                  (c) The Real Estate Lease is the only lease of real estate to which Seller is a party. With respect to the Real Estate Lease:

                           (i) correct and complete copies thereof have been delivered to Purchaser;

                           (ii) the Real Estate Lease is legal, valid, binding, enforceable against Seller, and in full force and effect and will continue to be so on identical terms following the consummation of the transactions contemplated hereby;

                           (iii) Seller is not, and to the Knowledge of Seller, no other party to the Real Estate Lease is, in breach or default of the Real Estate Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder or which would prevent the exercise by Purchaser of any right to renew or extend such lease;

                           (iv) Seller has not, and to the Knowledge of Seller, no other party to the Real Estate Lease has, repudiated any provision thereof, and there are no disputes, oral agreements, or forbearance programs in effect as to the Real Estate Lease;

                           (v) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                           (vi) Seller has received no notice regarding violations of any Legal Requirements with respect to the Real Estate;

                           (vii) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                           (viii) there are in existence no subleases or licenses with respect to the Real Estate or any other arrangement by which any third party has the right to possession of the Real Estate.

Subject to receipt of any required consents or approvals, the consummation of the transactions contemplated by this Agreement will not result in the termination of the Real Estate Lease.

         3.8 Material Contracts. Set forth on Schedule 3.8, is a complete list of all of the following Contracts to which Seller is a party or by which it is bound:

                  (a) all Contracts relating to the employment of any person, and all bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, phantom stock, retirement, severance benefits retirement, stock appreciation and other employee benefit plans;

                  (b) all Contracts with Suppliers or otherwise relating to the sale or distribution of inventory or goods or relating to the representation by Seller of Suppliers or manufacturers or distributors;

                  (c) all Contracts with customers (including all hospitals and medical facilities) that provide for annual payments in excess of $25,000, including any written terms and conditions which are included in purchase orders or govern or apply to purchases by any customer;

                  (d)      all Contracts relating to capital expenditures;

                  (e) all guarantees and other contingent liabilities with respect to any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

                  (f) all management services, consulting and any other similar type Contracts;

                  (g) all leases of personal property that provide for annual payments in excess of $10,000;

                  (h) all Contracts limiting the freedom of Seller to engage in any line of business or to compete with any other Person;

                  (i) all Contracts not entered into in the ordinary course of business;

                  (j) all Contracts which involve the receipt of or expenditure by Seller of more than $25,000 in any one year;

                  (k)      any license agreement (as licensor or licensee);

                  (l) any Contract with any shareholder, manager, director, officer or employee of Seller; and

                  (m) all other Contracts material to the Business or operation of the Purchased Assets.

Each Contract set forth on Schedule 3.8 is a valid and binding agreement of Seller and, to Seller's Knowledge, of all other parties thereto and is in full force and effect and enforceable in accordance with its terms. Except as set forth on Schedule 3.8, Seller has no written Contracts with Suppliers or customers. Seller has not violated any of the terms or conditions of any of the Contracts set forth on Schedule 3.8, and, to the Knowledge of Seller, all of the terms and conditions to be performed by any party thereto other than Seller have been fully performed. Except as set forth on Schedule 3.8, there exists no default or event of default under any of the Contracts set forth on Schedule 3.8 or event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

         3.9      No Conflict.

                  (a) Except as set forth on Schedule 3.9, neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of either Seller or HMP;

                           (ii) contravene, conflict with, or result in a violation of, any Legal Requirement, Governmental Authorization, or any Order to which either Seller, HMP, or any of the Purchased Assets are bound or subject;

                           (iii) contravene, conflict with, or result in a violation or breach of any provision of, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

                           (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

                  (b) Except as set forth on Schedule 3.9, neither Seller nor HMP is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

         3.10 Litigation. Except as set forth on Schedule 3.10, there is no proceeding, investigation or litigation by any Person, or by or before any Governmental Body, pending or, to the Knowledge of Seller, threatened, against or affecting (i) Seller, the Business or the Purchased Assets, or (ii) the transactions contemplated hereby. Seller is not subject or a party to any Order.

         3.11     Tax Returns and Payments.

                  (a) All of the Tax Returns of Seller required by law to be filed on or before the date hereof have been duly and timely filed, and all Taxes owed by Seller (whether or not shown on such Tax Return) have been paid. All such Tax Returns were correct and complete in all material respects. Except as set forth on Schedule 3.11, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) There are in effect no waivers of any applicable statute of limitations in respect of Taxes nor any extensions of time with respect to a Tax assessment or deficiency.

                  (c) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder, or other third party.

                  (d) Seller is not a party to any Tax allocation or sharing agreement. Seller has no liability for the Taxes of any Person under Treas. Reg.ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise.

                  (e) No liability for any Tax will be imposed upon the Purchased Assets or Seller or its other assets with respect to any period before the Closing Date. Seller is not subject to any open audit in respect of its Taxes, no deficiency assessment or proposed adjustment for Taxes is pending, and Seller has no Knowledge of any liability, whether or not proposed, for any Tax with respect to any period through the date hereof to be imposed upon any of its properties or assets for which there is not an adequate reserve reflected in its May 31, 2002 Balance Sheet. Neither Seller nor HMP is aware of any dispute or claim concerning any liability for Taxes of Seller.

         3.12 Liabilities. Seller has no, and none of the Purchased Assets is subject to, any outstanding claims, liabilities or indebtedness, accrued, contingent or otherwise, and whether due or to become due, except as set forth in the Financial Statements or on Schedule 3.12, other than liabilities incurred subsequent to the Balance Sheet of May 31, 2002 in the ordinary course of business and other than liabilities which would not have, individually or in the aggregate, a Material Adverse Effect. Seller is not in default in respect of the terms or conditions of any indebtedness, nor does Seller have Knowledge of any facts which, with the passage of time, would result in any such default. Seller has no Knowledge of any basis for the assertion against Seller of any such liability not fully reflected or accrued for in the Balance Sheets.

         3.13 Insurance. Seller has maintained, and as of the date hereof has in effect, such policies of motor vehicle, property, casualty, workers' compensation, general liability and other insurance as are required by law and are adequate and appropriate with respect to the Business. Set forth on Schedule
3.13 is a complete list, with a summary thereof, of all insurance policies (the "Insurance Policies") which Seller maintains with respect to the Business and its properties or employees, which Insurance Policies are legal, valid, binding, enforceable and in full force and effect. Seller has not violated any of the terms or conditions of the Insurance Policies or is otherwise in default thereof. No party to any of the Insurance Policies has repudiated any provision thereof.

         3.14 Intellectual Property. Set forth on Schedule 3.14 are all patents, patent rights, patent applications, licenses, trademarks, trademark rights, trademark applications, trade names, trade name rights, service marks, service mark rights, copyrights or similar rights (collectively, "Intellectual Property Rights") used by Seller in connection with the conduct of the Business. Except as set forth on Schedule 3.14, Seller has valid and enforceable rights to utilize the Intellectual Property Rights in the Business as is presently operated, free and clear of any Encumbrances. Seller is not infringing the right of any Person under or in respect to, any Intellectual Property Right, there is no claim by any Person pending or, to Seller's Knowledge, threatened against Seller with respect thereto, and to the Knowledge of Seller, there is no Person infringing upon any of the Intellectual Property Rights.

         3.15 Compliance with Laws; Governmental Authorizations. Seller is in material compliance with all Legal Requirements, including, but not limited to, all employment-related Legal Requirements and all Environmental and Safety Requirements. Seller has not received any notice of any asserted present or past failure of Seller to comply with any of such Legal Requirements. Except as set forth on Schedule 3.15, no Governmental Authorizations other than local business licenses or permits are required for use or used in the Business or operation of the Assets.

         3.16     Employees.

                  (a) Schedule 3.16 contains a complete and accurate list of the following information for each employee, officer, manager or director of Seller, including each employee on leave of absence or layoff status: name; job title; date of hire; current compensation; vacation accrued; sick and/or personal pay accrued; and service credited for purposes of vesting and eligibility to participate under all of Seller's Employee Benefit Plans.

                  (b) To Seller's Knowledge, no employee, officer, manager or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer, manager or director and any other Person that in any way will adversely affect the performance of his duties as an employee of Purchaser.

         3.17 Labor Relations. Seller is not, nor ever has been, a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process. To Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

         3.18     Employee Benefit Plans.

                  (a) Set forth on Schedule 3.18 is a complete and accurate list of all Employee Benefit Plans established, maintained or contributed to by Seller (including for this purpose and for the purpose of all of the representations in this Section 3.18, all entities (whether or not incorporated) which by reason of common control or affiliation are treated together with Seller as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code) at any time during the three (3) year period ending on the Closing Date.

                  For purposes of this Agreement, the term "Employee Benefit Plans" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), whether or not any such employee benefit plans are exempt from the provisions of ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, parachute payment arrangements, deferred compensation agreements, supplemental income arrangements, vacation plans, accrued sick days and any personal time off, and all other employee benefit plans, agreements and arrangements not described in (A) above.

                  (b) Seller has not taken any action that may result in Purchaser being a party to, or bound by, any Employee Benefit Plan and Purchaser shall have no liability under, or be subject to any liability on account of, any Employee Benefit Plan listed on Schedule 3.18 either prior to or after the Closing Date.

                  (c) No Employee Benefit Plan or other employment arrangement of Seller has provided for the payment of retiree benefits by Purchaser.

         3.19 Broker's or Finder's Fees. Except as set forth on Schedule 3.19, no agent, broker, investment banker, Person, or firm acting on behalf of either Seller or HMP, or any Person affiliated with any of them, or under their authority, is or will be entitled to a financial advisory fee, brokerage commission, finders fee or other like payment in connection with the transactions contemplated hereby.

         3.20     Environmental and Health and Safety Matters.

                  (a) Seller has not received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements with respect to the past or present operations or properties of the Business.

                  (b) Seller has obtained, and is in compliance with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of the properties of the Business and the conduct of its operations, except in each case where the failure to have obtained or to have been in compliance with such permits, licenses and other authorizations would not have a Material Adverse Effect.

                  (c) To the Knowledge of Seller, none of the following exists at the Real Estate or any property owned or occupied by Seller: asbestos-containing material in any form or condition; polychlorinated biphenyl-containing materials or equipment; or underground storage tanks.

                  (d) To the Knowledge of Seller, no facts, events or conditions relating to the past or present properties or operations of the business of Seller or properties contiguous thereto, will (x) prevent, hinder or limit continued compliance by Purchaser with Environmental and Safety Requirements, (y) give rise to any corrective, investigatory or remedial obligations on the part of Purchaser pursuant to Environmental and Safety Requirements, or (z) give rise to any liabilities on the part of Purchaser (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including those liabilities relating to on-site or off-site hazardous substance releases, personal injury, property damage or natural resources damage.

                  (e) Seller has not assumed any liabilities or obligations of any third party under Environmental and Safety Requirements.

         3.21     Relationships with Related Persons. Except as set forth on
Schedule 3.21, since December 31, 2001, neither Seller nor HMP or any Affiliate of Seller or HMP, is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings (including being a party to a Contract) or a material financial interest in any transaction with Seller other than business dealings or transactions conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with Seller with respect to the sale and distribution of specialty medical products and devices or any other line of the products or services of Seller (a "Competing Business") in any market presently served by Seller (except for the ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market).

         3.22 Inventories. (a) The inventories of Seller are properly reflected in the Balance Sheets and are of a quality saleable in the ordinary course of business of Seller, and (b) the values of the inventories stated in the Financial Statements reflect Seller's normal inventory valuation policies and were determined in accordance with GAAP consistently applied. Since May 31, 2002, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

         3.23 Customers and Suppliers. Schedule 3.23 sets forth all of the Suppliers and customers of Seller from January 1, 2002 through August 8, 2002. The twenty (20) largest customers of Seller in the calendar year 2001 (the "Large Customers") are listed on the final page of Schedule 3.23. Except as set forth on Schedule 3.23 neither any of the Suppliers nor Large Customers has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Seller or has, during the last twelve (12) months, decreased materially or threatened to decrease or limit materially, its services, supplies or materials to Seller or its usage or purchase of the services or products of Seller. Other than as set forth on Schedule 3.23, Seller has no Knowledge that any of the Suppliers or Large Customers intends to cancel or otherwise adversely modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller or its usage or purchase of the services or products of Seller.

         3.24 Seller Products. To the Knowledge of Seller, each product sold, leased, distributed or delivered by Seller has been in conformity with all applicable contractual commitments and all applicable express and implied service and product warranties. There are no existing or, to the Knowledge of Seller, threatened material claims against Seller for services or merchandise which are defective or fail to meet any express or implied service or product warranties, or any facts which, if discovered by a third party, would support such a claim.

         3.25 Accuracy.No representation, warranty, covenant or statement by Seller and HMP in this Agreement, the Schedules attached hereto or the certificates furnished or to be furnished to Purchaser pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.



                    ARTICLE IV. REPRESENTATIONS OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         4.1 Existence and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

         4.2 Power and Authority. Purchaser has the legal right, corporate power and authority to make, execute, deliver and perform each of the Acquisition Documents to which it is a party. Each of the Acquisition Documents to which Purchaser is a party has been duly authorized and approved by all required action of Purchaser. Purchaser has taken, or will take before the Closing Date, all actions required by law, Purchaser's Articles of Incorporation, Bylaws, or otherwise, to authorize the execution and delivery of each of the Acquisition Documents to which Purchaser is a party, and the performance of its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by Purchaser, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of Purchaser enforceable against it in accordance with the respective terms thereof, subject to applicable laws relating to bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally and to general principles of equity.

         4.3 Broker's or Finder's Fees. No agent, broker, investment banker, person, or firm acting on behalf of Purchaser, or any person affiliated with it, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finders fee or other like payment in connection with the transactions contemplated hereby.

         4.4      No Conflict.

                  (a) Neither the execution and delivery of each of the Acquisition documents to which Purchaser is a party nor the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Purchaser;

                           (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser is a party or subject; or

                           (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Purchaser is a party.

                  (b) Except as set forth on Schedule 4.4(b), Purchaser is not required, and will not be required, to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

         4.5 Litigation. There is no litigation or other proceeding by any Person, pending, or to the Knowledge of Purchaser threatened, against or affecting the transactions contemplated by this Agreement or Purchaser's ability to consummate such transactions.



                        ARTICLE V. PRE-CLOSING COVENANTS

         The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         5.1 Full Access. Between the date hereof and the Closing Date, Seller will permit Purchaser and its employees, attorneys, accountants and other representatives to inspect the Purchased Assets and Seller's business records relating to the Business and conduct the physical inventory referred to in
Section 2.3(b), and Seller will supply any information and copies of records reasonably requested by Purchaser or its representatives, including current reports regarding accounts receivable, sales and inventory; provided, however, that such inspection shall be conducted under the supervision of Seller's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere with the operation of the Business.

         5.2 Reasonable Best Efforts. Each of Purchaser, Seller and HMP will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII below) and will take no action, other than those of Seller and/or HMP which in their reasonable judgment are necessary for the operation of Seller and/or the Business, which would cause its representations and warranties to be untrue or inaccurate in any material respect on the Closing Date.

         5.3 Notices, Consents and Approvals. Seller shall give any notices and use its reasonable best efforts to obtain any consents that may be required from the lenders, investors or shareholders of either Seller or HMP for the consummation of the transactions specified in this

Agreement and as are required for the assignment of the Real Estate Lease. Seller shall also use its reasonable best efforts to obtain an Estoppel Certificate executed by the Landlord under the Real Estate Lease to the effect that: (i) the use of the Real Estate in the Business is currently permitted as a conforming use or prior non-conforming use under all zoning ordinances and regulations applicable to the Real Estate, (ii) the Real Estate Lease is in full force and effect and neither Seller nor the Landlord is in breach or default of any provision of the Real Estate Lease and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by either party, and (iii) no event or circumstance has occurred which, with notice or lapse of time or both, would permit a termination or modification of the Real Estate Lease by either party thereto. Each of Purchaser and Seller will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Bodies in connection with the transactions contemplated by this Agreement.

         5.4 Operation of the Business. From the date hereof until the Closing Date, Seller shall, except as required by this Agreement and except as otherwise approved by Purchaser:

                  (a) not enter into any transaction not in the ordinary course of business;

                  (b) continue to conduct the Business in the ordinary course and carry on the Business consistent with its prior practice and in its normal and customary manner;

                  (c) maintain the Purchased Assets in normal operating repair and condition, subject to normal wear and tear and make repairs and replacements in accordance with prior practices;

                  (d) maintain its inventory at customary levels consistent with customer demand;

                  (e) collect its accounts receivable in the normal course of business;

                  (f) continue to pay and satisfy its liabilities in the ordinary course of business, paying such liabilities when due and taking advantage of any discounts for early payment in accordance with its prior practices;

                  (g) continue to maintain in full force and effect or renew or replace all policies of insurance now in effect which cover the Purchased Assets or the Business and give all notices and present all claims under all policies of insurance in due and timely fashion;

                  (h) not make any capital expenditures in excess of $5,000 or take any other action which would materially impact current or future operations;

                  (i) not enter into any leases or contracts for the purchase of raw materials, supplies or other products, utilities, services, repairs or construction except those made in the ordinary course of business or which may be canceled without liability upon not more than thirty (30) days' notice;

                  (j) not lower the selling price of any merchandise (other than the sale of slow moving or obsolete inventory which do not affect pricing levels) so as to change the gross profit percentage for such merchandise from that prevailing on the date hereof, except in the ordinary course of business (including reasonable price changes necessary to maintain customers, in which case Seller shall promptly notify Purchaser) nor sell products to customers other than in the ordinary course of business, consistent with each such customer's historical purchasing patterns;

                  (k) if requested by Purchaser, encourage the Assumed Employees to accept employment with Purchaser after the Closing Date;

                  (l) use its reasonable best efforts to (i) preserve the business organization intact of Seller, (ii) keep available to Purchaser the services of Seller's present employees and representatives and (iii) preserve for Purchaser the goodwill of Seller's employees, suppliers, customers and other persons with whom Seller has business relations;

                  (m) not enter into or amend any employment agreement with or commitment to any employee, not enter into any contract, agreement or understanding with any labor union or other association representing any employee, not enter into, amend or terminate, fully or partially, any benefit plan, or withdraw any funds from any benefit plan or trust or other funding arrangement maintained pursuant thereto;

                  (n) except for annual merit increases awarded to non-officer employees in the ordinary course of its business consistent with past business practices, not authorize or grant any wage or salary increase or bonus, or otherwise directly or indirectly increase compensation to or for any employee, or agree in any manner to any such increase; authorize or grant any loan or other advance of funds to any employee or any shareholder; or authorize, grant or agree in any manner to pay any severance or termination pay to any such employee;

                  (o) not make any material change in the accounting methods, practices, policies, principles, or procedures of Seller relating to the Business;

                  (p) not terminate any of its employees, except for good cause;

                  (q) not materially change any of its business policies relating to the Business, including advertising, marketing, pricing, production, research and development, technology, purchasing, personnel, budget, or acquisition policies;

                  (r) not enter into any lease, sublease, or contract, regarding the acquisition, leasing or occupancy of any real estate relating to the Business;

                  (s) not sell, convey, lease, abandon or otherwise dispose of, or grant, suffer or permit any Encumbrance upon, any of the Purchased Assets, except for the routine arm's length sales of merchandise and provision of services in the ordinary course of business and for prices consistent with its past business practices including those in effect immediately prior to the date hereof (other than the sale of slow moving or obsolete inventory which does not affect pricing levels);

                  (t) not enter into or modify in any manner any material Contract to which it is a party or by which the Purchased Assets or the Business are bound including contracts relating to the purchase or acquisition of any material assets or properties and leases;

                  (u) keep the Business and its properties to be transferred hereunder substantially intact, including its present operations, physical facilities (normal wear and tear expected), working conditions and relationships with lessors, licensors, Suppliers, customers and employees.

                  (v) accrue and/or pay all withholding and other Taxes on a timely basis; and

                  (w) not take any action which would cause a breach of a representation and warranty or a covenant herein or the failure of a condition to the closing of the transactions contemplated hereby.

HMP agrees to cause Seller to comply with the covenants contained in this
Section 5.4 and to not take any action itself which would violate any provision hereof applicable to Seller.

         5.5 Notice of Developments. Each of Purchaser and Seller will give prompt written notice to the other of any material adverse development causing a breach of any representations and warranties in Articles III or IV above. No disclosure by any party pursuant to this Section 5.5 shall, however, be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         5.6 Exclusivity. From the date hereof until the earlier of the termination of this Agreement or the Closing, neither Seller nor HMP shall solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of Seller (including any acquisition structured as a merger, consolidation or share exchange); provided, however, that each of Seller and HMP and their directors and officers shall remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties require. Seller will notify Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing. In the event of a breach by Seller or HMP of the covenants contained in this Section 5.6, Seller and HMP (i) shall reimburse Purchaser, upon demand, for all of its out pocket costs and expenses in any way related to the proposed transactions specified in this Agreement, including counsel fees and all costs related to any of Purchaser's due diligence activities, (ii) agree that Purchaser may immediately terminate its distributorship relationship with Seller and commence direct sales to any and all of Seller's customers, and (iii) irrevocably waive any notice or waiting period otherwise required for the termination of such distributorship relationship and any right to object or claim for monetary damages with respect to such termination and/or Purchaser's sales to Seller's customers.

         5.7 Cooperation. Purchaser and Seller shall cooperate with each other in attempting to obtain, prior to Closing, such licenses, permits, consents and approvals as are necessary for Purchaser's continued use and operation, uninterrupted, of the Purchased Assets and the Business as currently used and operated by Seller. In furtherance of the foregoing, (i) all significant communications related to the transaction contemplated hereby or the ownership transition to customers, Suppliers and employees will be mutually coordinated between Seller and Purchaser, and (ii) Seller's senior management will be made available on a reasonable basis to coordinate transition issues with Purchaser.

         5.8 Prior Knowledge. If at any time on or before the Closing Date, Purchaser obtains any written notification (whether through investigation or otherwise) of any material fact which causes Purchaser to reasonably believe that any of the representations, warranties, covenants or agreements of Seller or HMP contained herein are untrue or inaccurate in any respect, then Purchaser shall inform Seller and HMP of such material fact promptly in writing following Purchaser's obtaining knowledge thereof. In the event Purchaser fails to inform Seller and HMP of such material fact as provided herein, such failure will constitute a waiver and release by Purchaser of any rights it may have under this Agreement to delay the Closing or terminate this Agreement or otherwise as a result of such representation, warranty, covenant or agreement being untrue or inaccurate because of such material fact.

         5.9 Publicity. Unless the parties mutually agree in advance or are required by Legal Requirements, prior to the Closing, each of the parties shall keep the terms of this Agreement strictly confidential and may not make any disclosure of the terms of this Agreement or the transactions contemplated hereby to any Person unless required by Legal Requirements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby after the Closing will be issued, if at all, at such time, with such content and in such manner as agreed upon by the parties hereto; provided, however, that if required by Legal Requirements, a party hereto may make an announcement or other disclosure whether or not agreed upon by the other parties after providing the other parties an opportunity to review and comment on such announcement or other disclosure.

         5.10 No Solicitation by Purchaser. For a period of two (2) years following the date hereof, if this Agreement is terminated for any reason, neither Purchaser nor any of its Affiliates shall actively solicit or induce any employee, agent or contractor of HMP or Seller to leave such employment and become an employee, agent or contractor of Purchaser or any of its Affiliates; provided, however, that the employment by Purchaser of any such employee, agent or contractor arising in response to general advertisements of Purchaser generally seeking candidates for employment shall not constitute a violation of this provision. Purchaser agrees not to hire any of the Retained Employees or solicit any of the Retained Employees for the purpose of hiring them at any time prior to September 3, 2002, whether or not this Agreement is terminated, and thereafter, in accordance with the provisions of Section 6.2(b).



                       ARTICLE VI. POST-CLOSING COVENANTS

         The parties hereto agree as follows with respect to the period following Closing:

         6.1 Cooperation. Seller will cooperate with and provide such further assurances to Purchaser as are reasonably necessary and requested to perfect (of record or otherwise) and effectively vest Purchaser's title to or interest in the Purchased Assets, assist Purchaser in exercising rights with respect to the Purchased Assets, aid in the prosecution, defense or other action regarding litigation of any rights arising therefrom or affecting the same, and assist in making a smooth transition in ownership from Seller to Purchaser. For a period of six (6) years following the Closing: (a) Seller will provide Purchaser, at all reasonable times, with access to and copies of all books, papers and records pertaining to the Purchased Assets and the Business before the Closing Date, including records pertaining to the Assumed Employees, (b) Seller will permit Purchaser and its employees, attorneys, accountants and other representatives reasonable access to Seller's business records relating to the Purchased Assets, and (c) Purchaser will permit Seller and its employees, attorneys, accountants and other representatives reasonable access to Seller's records transferred to Purchaser as provided in this Agreement. No consideration will be paid for the foregoing unless the acts required are unrelated to a representation, warranty or covenant herein and are unreasonably burdensome to Seller or Purchaser, as the case may be, in which case reimbursement therefor will be made at a reasonable rate.

         6.2      Employees.

                  (a) In the event Seller terminates the employment of an employee, whether on or after the Closing Date, Seller shall pay all applicable severance benefits to such employee in accordance with its severance benefit policy or any applicable Severance and Change in Control Agreement.

                  (b) As of the Closing, Seller will offer continued employment to the following employees of Seller: Mike Russo, Paul Hyzak, Walter Oelerich and Jeff Alexander (the "Retained Employees"). Seller shall not be obligated to continue any employment relationship with any of the Retained Employees for any specific period of time. For a period of two (2) years after the Closing Date, Purchaser shall not solicit or hire any of the Retained Employees unless Seller (and not the Retained Employee) has terminated their employment relationship, in which case Purchaser shall be permitted to solicit and hire such terminated Retained Employee.

                  (c) As of the Closing, Seller will terminate, and Purchaser will offer employment to, all employees of Seller other than David Stuckert and the Retained Employees as set forth on Schedule 6.2(c) (the "Assumed Employees"). Purchaser shall not be obligated to continue any employment relationship with any of the Assumed Employees for any specific period of time and all Assumed Employees shall be "at will" employees.

                  (d) Seller shall be responsible for and shall pay all wages, salaries and benefits owing or payable to Seller's employees according to Seller's policies or otherwise required by law through the Closing Date. Commencing on the day following the Closing Date, Purchaser, as applicable, shall be responsible for and shall pay all wages and salaries and provide such benefits as Purchaser deems appropriate which become payable to the Assumed Employees hired by Purchaser and which accrue after the Closing Date. Seller agrees not to solicit any of the

Assumed Employees who become employees of Purchaser as a result of this transaction during such employment.

                  (e) The foregoing undertakings are made solely for the benefit of the parties hereto, and no employee of the Companies shall be deemed to be a third party beneficiary of any of the provisions of this Section of this Agreement in any respect.

         6.3      Non-Competition.

                  (a) Non-Competition by Seller and HMP. Seller and HMP agree that the Purchase Price was fixed on the basis that the transfer of the Purchased Assets to Purchaser would provide Purchaser with the full benefit and goodwill of Seller as it existed on the Closing Date. Seller and HMP acknowledge that it is proper for Purchaser to have assurance that the value of the Purchased Assets will not be diminished by acts of Seller or HMP after the Closing Date. Accordingly, Seller and HMP covenant and agree that, during the time period commencing on the Closing Date and ending on the date occurring eighteen (18) months thereafter, they will not (i) acquire, start, operate, or provide financial assistance to (in the form of borrowed money or any capital or equity contribution), a medical products distribution company within the states of New York, New Jersey, Connecticut, Massachusetts, Rhode Island, New Hampshire, Vermont and Maine (collectively, the "Territory") or (ii) directly or indirectly sell or distribute within the Territory any product that competes with a product in the product catalogue of Purchaser on the Closing Date, a copy of which is attached as Schedule 6.3(a); provided, however, that HMP shall not be prohibited from selling or distributing in the Territory (i) any product in the HMP catalogue of January 1, 2002, a copy of which is attached as Schedule 6.3(b), (ii) any product that HMP has released for sale during 2002 or will be released for sale during the remainder of 2002, as described in Schedule 6.3(b),
(iii) any vascular access port, (iv) any Huber safety needle, or (v) any pump and related products of Medtronic, Inc. The foregoing provisions shall not apply to investments in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which constitutes less than one percent (1%) of the outstanding shares of the stock of such corporation.

                  (b) Non-Competition of Purchaser. In consideration of HMP's covenants and obligations under this Agreement, Purchaser covenants and agrees that, commencing on the Closing Date and ending on the date occurring eighteen (18) months thereafter, it will not, directly or indirectly (whether by itself or through any of its Affiliates or otherwise) sell or distribute any implantable infusion ports within the Territory. The foregoing provision shall not apply to investments in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which constitutes less than one percent (1%) of the outstanding shares of the stock of such corporation.

                  (c) Interpretation. If any provisions of this Agreement, and specifically the provisions of this Section 6.3, are deemed invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time, within such more limited geographical area and for such lesser activity as such court may then or thereafter determine to be reasonable and proper under the circumstances.

         6.4 Use of Name; Change of Name. Seller has transferred to Purchaser all of its right to use the Stepic Name. Seller and HMP agree not to use and to cause their affiliates not to use the Stepic Name following the Closing without the prior written consent of Purchaser. However, Seller and HMP may utilize, and Purchaser hereby grants Seller and HMP a fully paid-up, royalty-free, worldwide, irrevocable, non-exclusive, non-transferable license to utilize, without the prior written consent of Purchaser or obligation to pay royalties to Purchaser, the Stepic Name for a period of six (6) months following the Closing, in connection with the collection of the Retained Accounts. Seller and HMP shall, within ten (10) business days following the Closing, change Seller's name to a name not using the Stepic Name.

         6.5 Confidentiality. Before and after the Closing, Seller and HMP shall, and shall cause their respective representatives and Affiliates to, hold in strict confidence and not use or disclose to any other party without the prior written consent of Purchaser, all confidential information obtained from Purchaser in connection with the transactions contemplated hereby and all information relating to the Purchased Assets and the Business; provided, however, that such information may be used or disclosed (i) when required by Legal Requirements, (ii) if it is publicly available other than as a result of a breach of this Agreement, or (iii) if it is otherwise expressly provided for herein.

         6.6      Retained Liabilities; Assumed Liabilities.

                  (a) From and after the date hereof through to the Closing Date and following the Closing, Seller and HMP jointly and severally agree to promptly pay, perform and fully discharge all of the Retained Liabilities as they come due, including product liability and warranty claims arising out of operation of the Business prior to the Closing Date; provided, however, that Seller and HMP shall have the right to contest and defend any disputed claims relating to the Retained Liabilities.

                  (b) Following the Closing, Purchaser agrees to promptly pay, perform and fully discharge all of the Assumed Liabilities as they come due, including product liability and warranty claims arising out of operation of the Business after the Closing Date; provided, however, that Purchaser shall have the right to contest and defend any disputed claims relating to the Assumed Liabilities.

         6.7 Tax Matters. Seller shall be responsible for and shall cause to be prepared and duly filed all tax returns relating to Taxes of Seller.

         6.8 Books and Records. For a period of six (6) years commencing on the Closing Date, or for such longer period as may be required by applicable law, Seller shall make all books and records relating to the Business which are not included as part of the Purchased Assets available for inspection and copying by Purchaser and its representatives during regular business hours upon two (2) business days' prior notice. For a period of six (6) years commencing on the Closing Date, or for such longer period as may be required by applicable law, Purchaser shall make all books and records relating to the Business with respect to the conduct thereof prior to the Closing Date available for inspection and copying by Seller and its representatives during regular business hours upon two (2) business days' prior notice.

         6.9 Collection of Accounts. Purchaser shall use its reasonable efforts to collect those of the Retained Accounts which are accounts due from customers of the Business and shall transmit such collected funds to Seller, at the address it shall have provided, within two (2) business days after receipt by Purchaser. Purchaser shall not, however, be required to commence or prosecute litigation in the fulfillment of its obligations hereunder. Payments received from customers of the Business which do not identify an invoice number shall be applied to outstanding invoices in accordance with Seller's historic cash application procedures on a customer-by-customer basis. In addition, if, as a result of Purchaser's use of the post office box designation for the Seller Lock Box Account or otherwise, Purchaser receives payment of sums which are the property of and intended for HMP, it shall promptly remit the same to HMP.

         6.10 Supplemental Disclosure. Seller and HMP shall have the right from time to time prior to the Closing to supplement or amend the Schedules with respect to any matter required to be set forth or described in such Schedules; provided, however, that if the matter giving rise to such supplement or amendment to the Schedules has a Material Adverse Effect, Purchaser shall have the right, within five (5) days of receipt by Purchaser of such supplemental or amended disclosure, to terminate this Agreement pursuant to Section 10.1(d) hereof by written notice to Seller and HMP.

         6.11 Submission of Purchase Orders. Purchaser will submit a purchase order for the purchase of products to each Designated Supplier within the Test Period.

         6.12 Consent to Assignment of Customer Contract. Seller will use its best efforts to secure from New York City Health and Hospitals Corporation, a customer of the Business, either (i) its consent to the assignment of its Contract with Seller to Purchaser or (ii) its commitment in writing to enter into a similar agreement or contract with Purchaser.



               ARTICLE VII. CONDITIONS TO PURCHASER'S OBLIGATIONS

         Subject to the provisions of Section 10.1, all obligations of Purchaser to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Purchaser prior to or at the Closing:

         7.1 Truth of Representations and Warranties. The representations and warranties of Seller and HMP contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing Date, and Seller and HMP shall have delivered to Purchaser a certificate, signed by their Presidents and dated as of the Closing Date, to such effect.

         7.2 Covenants and Agreements of Seller. Each of Seller and HMP shall have caused all covenants, agreements, and conditions required by this Agreement to be performed or complied with by such party prior to or at the Closing to be so performed or complied with in all material respects, and Seller and HMP shall have delivered to Purchaser a certificate, signed by their Presidents and dated as of the Closing Date, to such effect.

         7.3 Good Standing and Tax Certificates. Seller and HMP shall have delivered to Purchaser (a) copies of their respective Organizational Documents including all amendments thereto, certified by the appropriate authority in each corporation's jurisdiction of organization, and (b) certificates as to the existence and corporate good standing of each of them certified by the appropriate authority in the jurisdiction in which each corporation is organized, and (c) if available, a certificate of tax good standing of Seller certified by the appropriate authority in the jurisdiction in which Seller is organized.

         7.4 Secretary's Certificate. Seller and HMP shall have delivered a certificate signed by each of their Secretaries certifying (a) the truth and correctness of attached resolutions of the directors and shareholders of each Corporation authorizing the entry by Seller and HMP into the Acquisition Documents and consummation of the transactions contemplated thereby and (b) the incumbency and genuineness of signatures of all officers of Seller and HMP executing the Acquisition Documents.

         7.5 No Material Adverse Change. Prior to the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, or the results of operations of Seller since May 31, 2002, except as set forth on Schedule 3.5 and there shall not have been any events, circumstances or developments which, with the passage of time, might reasonably be expected to have a Material Adverse Effect.

         7.6 No Litigation Threatened. No Order shall exist and no proceeding shall have been instituted or, to the Knowledge of Seller, threatened before a court or other Governmental Body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

         7.7 Approvals, Filings. All authorizations, consents and approvals of Governmental Bodies and Seller's and HMP's lenders, investors and/or shareholders as specified in Section 5.3 necessary to permit the consummation of the transactions contemplated hereby shall have been received. All filings and notices (other than those, if any, which may be required to be filed, given, obtained or taken solely by Purchaser) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

         7.8 Opinion of Counsel. Seller shall have furnished Purchaser with an opinion, dated the Closing Date, of King & Spalding in a form reasonably acceptable to Purchaser.

         7.9 Lien Releases. Seller shall have obtained fully executed UCC-3 releases and other lien releases (in form approved by the appropriate Governmental Body or department having jurisdiction and authority) from each secured party claiming an interest in any of the Purchased Assets for filing in all appropriate public offices, and such UCC-3 releases and other lien release forms shall be sufficient to fully release any security interest or Encumbrance affecting the Purchased Assets.

         7.10 Sale and Assignment Documents, Etc. Seller shall have delivered or caused to be delivered to the Purchaser:

                  (a) the bills of sale, endorsements, assignments and all other documents required under Section 2.4;

                  (b) such supplemental documents and other information as are necessary to fully vest in Purchaser full legal, equitable and beneficial title to the Purchased Assets as contemplated herein;

                  (c) any required consents to the assignment of the Real Estate Lease; and

                  (d) any and all other certificates, documents, instruments and/or agreements required of Seller or HMP under this Agreement.

         7.11 Lock Box Agreement with LaSalle. Purchaser shall have entered into a satisfactory arrangement or agreement with LaSalle Bank National Association for the maintenance of a lock box for collection of the Purchased Accounts and a cash management depository account on terms reasonably satisfactory to Purchaser.



                ARTICLE VIII. CONDITIONS TO SELLER'S OBLIGATIONS

         All obligations of Seller and HMP to be discharged under this Agreement at the Closing are subject to the fulfillment, in all material respects, prior to or at the Closing, of each of the following conditions, unless waived in writing by Seller prior to or at the Closing:

         8.1 Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, and Purchaser shall have delivered to Seller a certificate, signed by its President, dated the Closing Date, to such effect.

         8.2 Covenants and Agreements of Purchaser. Purchaser shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing to be so performed or complied with in all material respects. Purchaser shall have executed and delivered to Seller a certificate, signed by its President, dated the Closing Date, to such effect.

         8.3 Good Standing Certificates. Purchaser shall have delivered to Seller (a) a copy of its Articles of Incorporation certified by the Secretary of State of the Commonwealth of Pennsylvania and (b) a certificate as to the existence and corporate good standing of Purchaser certified by the Secretary of State of the Commonwealth of Pennsylvania.

         8.4 Secretary's Certificate. Purchaser shall have delivered a certificate signed by its Secretary certifying (a) the truth and correctness of attached resolutions of Purchaser authorizing the entry by Purchaser into the Acquisition Documents to which it is a party and the consummation of the transactions contemplated hereby, and (b) the incumbency and genuineness of signatures of all officers of Purchaser executing the Acquisition Documents to which it is a party.

         8.5 No Litigation Threatened. No Order shall exist and no proceeding shall have been instituted or, to the Knowledge of Purchaser, threatened before a court or other Governmental Body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

         8.6 Opinion of Counsel. Purchaser shall have furnished Seller with an opinion, dated the Closing, of Barley, Snyder, Senft & Cohen, LLC, in a form reasonably acceptable to Seller.

         8.7 Deliveries. Purchaser shall have delivered or caused to be delivered to Seller:

                  (a) the Closing Date Payment as required by Section 2.4 herein;

                  (b) such agreements and instruments as shall be effective for Purchaser to assume the Assumed Liabilities; and

                  (c) any and all other certificates, documents, instruments and/or agreements required of Purchaser under this Agreement.



                     ARTICLE IX. INDEMNIFICATION, REMEDIES

         9.1 Survival; Right to Indemnification Not Affected by Investigation. Except as otherwise expressly provided herein, each of the representations and warranties, contained in this Agreement, the Schedules attached hereto, and the certificates delivered pursuant hereto, shall survive the Closing for the duration of its respective Claim Period, as specified in
Section 9.7. All covenants and obligations of the parties in Article VI of this Agreement shall survive the Closing as specified herein. The right of any party hereto to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by an investigation conducted with respect to, or any Knowledge capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

         9.2 Indemnification by Seller. Seller and HMP jointly and severally agree to defend, indemnify and hold harmless Purchaser's Indemnified Persons from and against all Purchaser Losses:

                  (a) resulting from or arising out of any breach of any of the representations or warranties made by Seller and/or HMP in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

                  (b) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or HMP in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

                  (c) in respect of any Retained Liability (including in accordance with Section 6.6(a));

                  (d) resulting from or arising out of any liability, payment or obligation in respect of any Taxes owing by Seller of any kind or description (including interest and penalties with respect thereto);

                  (e) resulting from or arising out of Seller's and/or HMP's failure to comply with any applicable bulk sales laws requiring compliance by Seller and/or HMP;

                  (f) resulting from or arising out of the Business prior to the Closing Date other than with respect to the Assumed Liabilities (solely to the extent provided in Section 2.1(c)(i) hereof);

                  (g) resulting from or arising out of Purchaser's failure to receive payment in full of any of the Supplier Rebates for any reason within one hundred fifty (150) days after the Closing Date; and/or

                  (h) resulting from or arising out of the matters and circumstances described on Schedule 3.10 to the extent relating to Seller, HMP, and/or the Business and which exceed (and to the extent such Purchaser Loses exceed) in the aggregate the sum of Five Thousand Dollars ($5,000.00).

         9.3 Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold harmless Seller's Indemnified Persons from any and all Seller Losses:

                  (a) resulting from or arising out of any breach of any of the representations or warranties made by Purchaser, in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

                  (b) resulting from or arising out of any breach of any covenant or agreement made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

                  (c) resulting from or arising out of the operation of the Business or the use of the Purchased Assets by Purchaser on or after the Closing Date; and/or

                  (d) in respect of the Assumed Liabilities (solely to the extent provided in Section 2.1(c)(i) hereof).

         9.4      Defense of Third Party Actions.

                  (a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person shall give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was materially prejudiced thereby.

                  (b) By written notice within forty-five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person. In the event, however, that the Indemnifying Person declines or fails to assume the defense of such Third Party Action on the terms provided above within such forty-five (45) day period, then the Indemnified Person may employ counsel to represent or defend it in such Third Party Action and, if the Indemnifying Person agrees that such Third Party Action is a matter with respect to which the Indemnified Person is entitled to receive payment from the Indemnifying Person for Purchaser Losses or Seller Losses, as the case may be, the Indemnifying Person will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Person will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Persons in any jurisdiction in any single Third Party Action. In any Third Party Action with respect to which indemnification is being sought hereunder, the Indemnified Person or the Indemnifying Person, whichever is not assuming the defense of such Third Party Action, shall have the right to participate in such Third Party Action and to retain its own counsel at such Person's own expense. The Indemnifying Person or the Indemnified Person, as the case may be, shall at all times use reasonable efforts to keep the Indemnified Person or the Indemnifying Person, respectively, reasonably apprised of the status of any Third Party Action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such Third Party Action.

                  (c) The Indemnified Person shall not in the defense of the Third Party Action enter into any settlement or consent to entry of any judgment, except with the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld. The Indemnifying Person shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment, except with the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld.

         9.5      Limitations on Seller's Indemnification.

                  (a) Indemnification Basket. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser's Indemnified Persons shall not make a claim against Seller or HMP for indemnification under this
Article IX for any Purchaser Losses other than those specified in the following sentence, unless and until the aggregate amount of such Purchaser Losses under this Article IX exceeds One Hundred Fifty Thousand Dollars ($150,000)

(the "Indemnification Basket"), and then only to the extent that the Purchaser Losses exceed the Indemnification Basket. The foregoing shall not apply to claims for Purchaser Losses under Section 3.1, Section 3.2 and Subparagraphs
(b), (c), (d), (f), (g) and (h) of Section 9.2.

                  (b) Maximum Exposure for Certain Claims. Notwithstanding anything to the contrary set forth in this Agreement, Seller's and HMP's indemnification liability hereunder shall in the aggregate not exceed an amount equal to Seven Million Dollars ($7,000,000.00) (the "Indemnification Cap"), exclusive of claims for breaches of the representations and warranties contained in Section 3.1, Section 3.2, the first sentence of Section 3.3, and Section 3.11, for which there shall be no limitation and the amount of which shall not be included in the calculation of the Indemnification Cap. In addition, there shall be no limitation on the amount of claims asserted under Subparagraphs (c),
(d), and (e) of Section 9.2 and claims thereunder shall not be included in the calculation of the Indemnification Cap.

                  (c) Fraud, Etc. Notwithstanding the foregoing, the limitations in Section 9.6(b) will not apply to any claims or losses arising from fraud, willful misfeasance or gross misconduct committed by Seller and/or HMP.

         9.6 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a Third Party Action may be asserted by delivering, with reasonable promptness, written notice (a "Claim Notice") to the party from whom indemnification is sought. If, within thirty
(30) days after delivery of the Claim Notice, the party from whom indemnification is sought does not dispute the claim in the Claim Notice, the Purchaser Losses or Seller Losses, as the case may be, claimed in the Claim Notice shall be conclusively deemed a liability of the indemnifying party and such party shall pay the amount of the Purchaser Losses or Seller Losses, as the case may be, to the indemnified party on demand.

         9.7      Claims Period.

                  (a) The Claims Periods under this Agreement shall begin on the date hereof and terminate as follows:

                           (i) For Purchaser Losses arising from a breach of the representations and warranties contained in Sections 3.1, 3.2 and 3.20 or arising under Subsections (b) and/or (c) of Section 9.2, the Claims Period shall have no limitation;

                           (ii) with respect to Purchaser Losses arising from a breach of the representations and warranties contained in
         Section 3.11 or arising under Subsections (d) or (e) of Section 9.2, the Claims Period shall terminate on the date that is thirty (30) days after the expiration of the applicable statute of limitations, including any extensions thereof; and

                           (iii) with respect to all other Purchaser Losses arising under Section 9.2, the Claims Period shall terminate on the date that is twenty-four (24) months after the Closing Date; and

                           (iv)     with respect to Seller Losses arising under
         Section 9.3, the Claims Period shall terminate on the date that is twenty-four (24) months after the Closing Date.

                  (b) Notwithstanding the foregoing, if prior to the close of business on the last day of the Claims Period, an Indemnifying Person shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         9.8 Exclusivity. If the Closing occurs, a claim for Purchaser Losses or Seller Losses, as the case may be, pursuant to this Article IX shall be the Indemnified Persons' sole and exclusive remedy for an item described in
Section 9.2 or 9.3; provided, however, that the Indemnified Persons shall retain their legal and equitable remedies with respect to covenants and agreements to be performed and complied with by the Indemnifying Persons subsequent to the Closing Date.

         9.9 Set-off. In addition to any other remedies it may have hereunder or otherwise, Purchaser shall be entitled to set-off any amounts due to it under this Article IX, dollar for dollar, against any payments to be made to Seller under the Note, and the amount set-off against the Note shall be deemed to have been paid in full thereon.



                            ARTICLE X. MISCELLANEOUS

         10.1 Termination. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a)      by the mutual written agreement of the parties;

                  (b) by either Purchaser or Seller, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within ten (10) business days of written notice from the other party;

                  (c)      (i)      by Purchaser, if any of the conditions
contained in Article VII has not been satisfied as of September 3, 2002, or if, prior to September 3, 2002, satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), and Purchaser has not waived such condition, or (ii) by Seller, if any of the conditions in Article VIII has not been satisfied as of September 3, 2002, or if, prior to September 3, 2002, satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition; provided, however, that if the condition or conditions which have not been satisfied are susceptible of satisfaction and the party having the ability to satisfy such condition is diligently pursuing its satisfaction, then Purchaser and Seller shall agree (which agreement shall not be unreasonably withheld) to a reasonable extension or extensions of the Closing Date to a subsequent date no later than September 16, 2002;

                  (d) by Purchaser, within five (5) days following receipt of any supplement or amendment of Seller to the Schedules, by written notice to Seller and HMP if the matter which gives rise to such supplement or amendment has a Material Adverse Effect; or

                  (e) if the Closing shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) as of September 16, 2002, or such later date as the parties may agree upon in writing.

         10.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party. If this Agreement is terminated pursuant to Section 10.1 hereof:

                  (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same or, upon prior written notice to such party, shall destroy all such documents, work papers and other materials and deliver notice to the party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any party with respect to the other parties shall be treated in accordance with the Confidentiality Agreement;

                  (b) all filings, applications and other submissions made pursuant hereto shall, at the option of Seller, and to the extent practicable, be withdrawn from the agency or other Person to which made;

                  (c) there shall be no liability or obligation hereunder on the part of Seller, HMP or Purchaser or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, except that Seller or Purchaser, as the case may be, shall have liability to the Purchaser or Seller, as the case may be, if the basis of termination is a material breach by Seller or Purchaser, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section 10.2 and Section 10.4 hereof and in the Confidentiality Agreement shall survive any such termination; and

                  (d) if this Agreement has been terminated by Purchaser, pursuant to Section 10.1(b) as a result of a material breach of a provision of this Agreement by Seller, Purchaser may immediately terminate its distributorship relationship with Seller and commence direct sales to any and all of Seller's customers and Seller and HMP irrevocably waive any notice or waiting period otherwise required for the termination of such distributorship relationship and any right to object or claim monetary damages with respect to such termination and/or Purchaser's sales to Seller's customers.

         10.3 Arbitration. Any dispute among the parties under this Agreement, including a dispute concerning the obligation of any party to indemnify another party hereunder, shall be determined by a single arbitrator. A dispute shall be submitted to arbitration upon the written demand for arbitration by either party. The arbitrator shall be selected under the Commercial Arbitration Rules of the American Arbitration Association and the arbitration shall be conducted under such rules. Any award or determination in such arbitration shall be final, binding and conclusive except as otherwise provided by law and may be entered as a final judgment in any court having jurisdiction. The arbitrator in any arbitration may assess the costs of arbitration against either party or against both parties and may award attorneys fees to the prevailing party.

         10.4 Expenses. The parties shall pay all of their own expenses relating to this Agreement and the transactions contemplated hereby, including the fees and expenses of their respective counsel and financial advisors.

         10.5 Governing Law. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

         10.6 Enforcement; Remedies. In the event either party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seek to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys' fees and expenses actually incurred by it in connection therewith. If any party commits a breach or default, or threatens to commit a breach or default, of any of the provisions of Sections 6.3 and 6.5, the other party shall have the right and remedy, in addition to any others, to have the provisions of such sections specifically enforced by any court having equity jurisdiction and shall be entitled to injunctive relief, it being acknowledged and understood by the parties that any such breach or threatened breach will cause irreparable injury to the other party and that money damages will not provide an adequate remedy therefor.

         10.7 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of Seller and acknowledges that Seller has provided Purchaser with access to the properties, premises and records of Seller for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser (a) acknowledges that neither HMP, Seller nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, except as and only to the extent expressly set forth in the representations and warranties of Seller and HMP in Article III of this Agreement and subject to the limitations and restrictions contained herein, and (b) agrees, to the fullest extent permitted by law, that neither HMP, Seller nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, employees,

Affiliates, controlling Persons, agents or representatives on any basis (including in contract or tort or otherwise) based upon any information provided or made available, or statements made, to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (or any omissions therefrom), except as and only to the extent expressly set forth in the representations and warranties of Seller and HMP in Article III of this Agreement and subject to the limitations and restrictions contained herein.

         10.8 Captions; References. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. The use of the word "including" in any case in this Agreement shall be deemed to mean "including, without limitation".

         10.9 Variation in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

         10.10 Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by facsimile, by overnight courier or by certified or registered mail, return receipt requested, as follows:

If to Seller or HMP:       Horizon Medical Products, Inc.
                           Seven North Parkway Square
                           4200 Northside Parkway, N.W.
                           Atlanta, Georgia  30327
                           Attention:  Chief Executive Officer
                           Facsimile:  (404) 233-0171

With copies to:            Slaughter & Virgin
                           Suite 1110
                           400 Colony Square
                           1201 Peachtree Street
                           Atlanta, Georgia  30361
                           Attention:  Nat G. Slaughter III, Esquire
                           Facsimile:  (404) 872-7879

                           and

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia  30303-1763
                           Attention:  Jon R. Harris, Jr., Esquire
                           Facsimile:  (404) 572-5146

If to Purchaser:           Arrow International, Inc.
                           2400 Bernville Road
                           P.O. Box 12888
                           Reading, PA  19603-0942
                           Attention:  Frederick J. Hirt
                                       Vice President-Finance, CFO
                           Facsimile: (610) 478-3177

With a copy to:            Barley, Snyder, Senft & Cohen, LLC
                           501 Washington Street
                           P.O. Box 942
                           Reading, PA  19603-0942
                           Attention:  Timothy G. Dietrich, Esquire
                                       Gregory R. Young, Esquire
                           Facsimile:  (610) 376-5243

or at such other address or telecopy number as shall have been furnished in writing by any such party in the manner set forth herein. Each such notice or other communication shall be effective (i) when received, if hand delivered,
(ii) upon confirmation of receipt, if by facsimile, (iii) one day following deposit, if sent by overnight courier, or (iv) on the third business day following the date on which such communication is posted, if sent by certified or registered mail.

         10.11 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and its respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior consent of the other parties hereto; provided that Purchaser may assign its rights hereunder, including the right to purchase the Purchased Assets, to a wholly-owned subsidiary of Purchaser, so long as Purchaser expressly agrees in writing to remain liable for all obligations of Purchaser hereunder.

         10.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         10.13 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the parties enter into pursuant to or relating to the transactions contemplated by this Agreement, and the Confidentiality Agreement contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings between the parties with respect to such subject matter. All Exhibits and Schedules referred to herein and attached hereto are incorporated herein by reference.

         10.14 Amendments. This Agreement may not be changed or modified orally, but only by an agreement in writing signed by Seller, HMP and Purchaser.

         10.15 Severability. Any term or provision of this Agreement (including any provision of Section 6.3) which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.16 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         10.17 Joint Preparation. This Agreement has been prepared by the joint efforts of the respective attorneys to each of the parties. No provision of this Agreement shall be construed on the basis that such party was the author of such provision.

         10.18 Waiver. Except to the extent that a party may have otherwise agreed in writing, no waiver (including proceeding to the Closing) by such party of any breach by any other party of any such other party's representations, warranties, obligations, agreements or covenants hereunder will be deemed to be a waiver of any subsequent breach of the same or any other representations, warranties, obligations, agreements or covenants. No forbearance by a party to seek a remedy for any breach by any other party will be deemed a waiver of its rights or remedies with respect to such breach, except to the extent that such party otherwise agrees in writing.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

                                   STEPIC CORPORATION


                                   By:      /s/ Marshall B. Hunt
                                            -----------------------------------
                                   Name:    Marshall B. Hunt
                                   Title:   Chief Executive Officer


                                   HORIZON MEDICAL PRODUCTS, INC.


                                   By:      /s/ William E. Peterson, Jr.
                                            -----------------------------------
                                   Name:    William E. Peterson, Jr.
                                   Title:   President

                                   ARROW INTERNATIONAL, INC.


                                   By:      /s/ Frederick J. Hirt
                                            -----------------------------------
                                   Name:    Frederick J. Hirt
                                   Title:   Vice-President Finance and CFO




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